UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 15, 2011

AMERICAN MIDSTREAM PARTNERS, LP

(Exact name of registrant as specified in its charter)

Delaware	001-35257	27-0855785
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1614 15th Street, Suite 300 Denver, Colorado 80202		80202
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (720) 457-6060

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On November 15, 2011, American Midstream Partners, LP (the “Partnership”) entered into a Purchase and Sale Agreement between Marathon Oil Company (the “Seller”) and the Partnership (the “Purchase Agreement”), pursuant to which, upon the terms and subject to the conditions set forth in the Purchase Agreement, the Seller has agreed to sell its 50.0% undivided interest in the Burns Point Gas Plant in St. Mary Parish, Louisiana (the “Burns Point Interest”) and the Partnership has agreed to buy the Burns Point Interest for a purchase price of $38.0 million in cash, subject to certain adjustments as provided for in the Purchase Agreement. The Partnership intends to draw down on its revolving credit facility to fund the purchase price. The purchase and sale of the Burns Point Interest is expected to close on or about November 30, 2011 with an economic effective date of November 1, 2011.

The Purchase Agreement contains customary representations, warranties, covenants and indemnities and is subject to customary closing conditions, including obtaining the approval of lenders under the Partnership’s revolving credit facility and certain third party consents and approvals. The Purchase Agreement may be terminated for specified reasons, including by either the Partnership or the Seller if the Transaction does not close on or before December 30, 2011.

Item 8.01.	Other Events.

On November 17, 2011, the Partnership issued a press release announcing the signing of the Purchase Agreement. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits. See “Index to Exhibits” attached to this Current Report on Form 8-K, which is incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

American Midstream Partners, LP

Date: November 18, 2011	By:	American Midstream GP, LLC, its General Partner

	By:	/s/ Sandra M. Flower
	Name:	Sandra M. Flower
	Title:	Vice President of Finance

Exhibit Index

Exhibit Number	Description
99.1	American Midstream Partners, LP press release dated November 17, 2011.